Issuer Free Writing Prospectus dated February 6, 2023
Filed Pursuant to Rule 433 of the Securities Act of 1933
Registration No. 333-267826
Related to Preliminary Prospectus dated February 6, 2023

SONDORS
GO BEYOND



The above images are artist renderings of the MetaCycle® and potential future products. This image shows, from left to right: a prototype of a larger version of the MetaCycle®; the MetaCycle®; a prototype of our electric dirt bike; a prototype of our electric ATV; and a prototype e-bike modeled after the MetaCycle®.

Cautionary Note Regarding Forward Looking Statements

This presentation of SONDORS Inc. (the "Company") contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this presentation regarding the Company's strategy, future events, future operations, future financial position, prospects, plans, objectives of management and expected market growth, among others, are forward-looking statements.

The words "anticipate," "believe," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "would," "will," "should," "could," "objective," "target," "ongoing," "contemplate," "potential" or "continue" or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, without limitation, statements about the future growth of the markets the Company operates in, including the projected growth of the e-bike and e-mobility markets; the Company's future financial performance, including potential revenue from over 10,000 pre-orders of the MetaCycle®; the Company's growth strategy; descriptions and artist renderings of the Company's potential future products; and the projected growth of the global dirt bike, e-motorcycle and electric ATV markets.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the "Risk Factors" section of the Company's registration statement (the "Registration Statement") on Form S-1 (File No. 333-267826). Moreover, the Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the Company's management to predict all risks, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements that the Company may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this presentation may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in the Company's expectations.

You should read this presentation, the information contained in the Registration Statement with the understanding that the Company's actual future results, levels of activity, performance and events and circumstances may be materially different from what the Company expects.

Free Writing Prospectus Statement

This presentation has been prepared by the Company for informational purposes only and not for any other purpose. This presentation is not a prospectus and is not an offer to sell, nor a solicitation of an offer to buy, securities.

The Company has filed a registration statement on Form S-1 (including a preliminary prospectus) (File No. 333-267826) with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The registration statement has not yet become effective. The Company's securities may not be sold, nor may offers to buy the Company's securities be accepted, prior to the time the registration statement becomes effective.

Before you invest, you should read the preliminary prospectus and the other documents that the Company files with the SEC for more complete information about the Company and this offering.

You may obtain these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com


ONE WAY
LEVI STRAUSS & CO.
Levi's
YOUR MISSION

Initial Public Offering Summary

Issuer	SONDORS Inc.
Proposed Exchange/Ticker	Nasdaq Capital Market: SODR
Transaction Size	2,500,000 Shares of Common Stock
Over-Allotment Option	15%
Estimated Price Range	$6.00 - $8.00 Per Share
Sole Book-Running Manager	A.G.P./Alliance Global Partners
Common Stock Outstanding	13,056,380 Shares
Use of Proceeds	Potential repayment of debt, product research and development, existing product development and commercialization, development of international markets and to fund growth and other general corporate purposes.

Who We Are

- Design-focused electric mobility company.
- Creating premier user experiences by combining visually appealing design with industry-leading performance at attractive price points.
- Addressing fast-growing, multi-billion-dollar global markets.
- Strong revenue growth:
  - FY2021 **up 37%** YoY to **$16.5M**
  - 9M 2022 **up 49%** YoY to **$16.8M**





SONDORS
GO BEYOND








Fiscal year ended December 31; 9 months ended September 30.


SONDORS
SONDORS
SONDORS
SONDORS

SONDORS

Our History

- **Played a critical role** in creating the e-bike category by designing, manufacturing and selling one of the first electric bicycles at scale domestically and internationally.
- **63,000+ e-bikes sold** direct-to-consumer, online and through Costco, providing well-designed, value-priced e-bikes to the mass market.
- Recently established a new e-motorcycle category with our revolutionary **SONDORS MetaCycle®,** resulting in strong customer demand:
  - **10,000+** pre-order cash deposits totaling **$19.9M.**
    - Many deposits paid in full.
    - Some in minority payment plans.
    - Very few are low commitment.
  - Represents ~**$64M** in potential revenue.[1]
  - **1,400+ MetaCycles® shipped.**


MetaCycle®

1) ~$64M in potential revenues once such pre-orders are paid in full.

High-Growth E-Bike Market

- Global market for e-bikes projected to exceed **$92.2B** by 2029.[1]
- Key growth drivers:
  - **Increasing popularity** of cycling as a recreational activity.
  - **Demand for a more sustainable**, eco-friendly, lower-cost means of commuting.
- **Technological advancements** in small electric motors, batteries, materials and manufacturing also support the high-growth market outlook.




Global e-Bike Market
USD Billions[1]
$35.7B
$92.2B
12.6%
CAGR
2021
2029


N. American e-Bike Market
USD Billions[2]
$0.8B
$1.6B
12.5%
CAGR
2021
2027

1) Fortune Business Insights Global E-Bike Market, May 2022; 2) Mordor Intelligence, February 2022.

SONDORS

SONDORS e-Bikes



X
Super Fat-Tire All-Terrain



XS
Most Powerful All-Terrain



Fold X
Best Seller



Fold XS
Super Compact Folding



MXS
Hardtail Trail



Smart Step[1]
Folding, Easy Mounting



LX
Fat Tire, Low Entry



Rockstar®
Trail Blazer, Mountain Climber



MadMods®
Optimized for Speed, Handling + Styling



Cruiser
Natural, Easy Riding

350-750 Watts	20-28 Miles/Hour	Up to 60 Miles
Motors	Top Speeds	Range w/ Pedal Assist[2]

1) Smart Step available at Costco; 2) Range on single charge depends on rider and towing weight, riding style, wind speed and terrain; maximum range of 60 miles is under ideal conditions.

E-Bike Go-To-Market Channels

- Our products are primarily sold **direct-to-consumer (DTC)**.
- DTC supports **higher margins** while maintaining greater control of the consumer experience (no middleman).
- Also **reduces inventory management and risk**.
- Recent partnership with Costco for the sale of our entry-level **SONDORS Smart Step** model elevates product exposure.
- One model, SONDORS Smart Step, sold at Costco whereas ALL product sold direct-to-consumer through sondors.com allows for ownership of the customer journey.
- Started selling to Costco on February 16, 2021.


KOHLER
SONDORS

SONDORS Smart Step | White


SONDORS
COSTCO
WHOLESALE

MetaCycle®

All Electric Design

Designed from inception as all electric — not a retrofitted motorcycle previously powered by a gas-powered engine.

Easy Handling

Elegant, simple. narrow and light design promotes ease-of-use. Can be learned and ridden in minutes, similar to an e-bike.

Range

Up to 80 miles on a single charge (under ideal conditions).


SONDORS

Multi-Purpose

Showing strong traction with urbanites looking for an efficient and a design-forward means of transportation, and with suburbanites looking for all-electric recreational vehicle.

New Target Market

Graduates of e-bikes, looking for a capable commuter that has the design of a motorcycle, and easier to learn than a scooter.

Top Speed

Up to 80 MPH (130 kph) (under ideal conditions).

Unbeatable Price

About the price of an electric scooter.

MetaCycle® Creates a NEW Category in Two-Wheeled Mobility

- **MetaCycle® addresses a major market-gap opportunity:**
  - **As easy-to-use as an e-bike,** weight & agility of a scooter, and styling of a futuristic motorcycle.
  - Most others are originally designed with internal combustion engines (ICE) and retrofitted to electric vs. MetaCycle's **native EV design**.
  - Most two-wheel vehicles in this price range (i.e., scooters) are not highway-capable.
- **MetaCycle® perfectly fills this gap:** affordable, highway-capable two-wheel mobility that can be produced at scale, while incorporating the innovative, functional design of the SONDORS brand.
- **Key MetaCycle® elements expand addressable market** to buyers who previously never considered motorcycle ownership:
  - **Easy operation:** single speed, no shifting required.
  - **Affordable** price point.
  - **Low** maintenance.


A

$22,799
LiveWire® ONE


B

$23,800
Energica Eva


C

$18,595
Zero SR ZF 14.4+


D

$11,099
KTM Freeride E-XC


SONDORS

$6,500
MetaCycle

Fast-Growing Two-Wheeled e-Mobility Markets

- Global e-motorcycle market growing at 19.4% CAGR to reach **$6.2B** by 2026.[1]
- Global e-scooter market growing at 11.2% CAGR to **$51.0B** by 2030.[2]
- **MetaCycle® is creating a new category** for two-wheeled e-mobility with its easy riding experience and price point similar to e-bikes and e-scooters yet offering the highway speed and range of an e-motorcycle.
- Market drivers for e-scooter and e-motorcycles similar to e-bikes (recreational, environmental and commuting).


MetaCycle®


Global e-Motorcycle Market
USD Billions[1]
$1.9B
$6.2B
19.4% CAGR
2020
2026


Global e-Scooter Market
USD Billions[2]
$20.9B
$51.0B
11.2% CAGR
2021
2030

1) Research and Markets Global Electric Motorcycle Market, February 2022. 2) Polaris Market Research, June 2022.

Two-Wheeled E-Mobility Spectrum

e-Bikes



20-28 Mile/Hour
$999 - $10,000+

e-Scooters



60 Mile/Hour
$3,105 - $7,499

MetaCycle®



80 Mile/Hour
$6,500

e-Motorcycles



80 Mile/Hour
$11,099 - $30,000+

Less Speed // Not Highway Capable — Higher Speed // Highway Capable

Less Functionality — Greater Functionality



MetaCycle®
Go-To-Market Approach

- **Direct-to-consumer** sales and 'white glove' delivery.
- **Customers pay in advance** in-full or in monthly installments prior to production and shipment.
- **Ships direct from factory:** SONDORS carries limited inventory.
- This go-to-market approach has enabled quick adaptation to customer demand with **minimized financial risk.**
- Each MetaCycle produced has been pre-ordered with a customer name attached reducing risk of carrying excessive inventory.
- Pre-orders for **10,000+ units** represent ~**$64.0 million in potential revenues** once such pre-orders are paid in full.

The MetaCycle® represents a significant growth opportunity for SONDORS over the next several years.

Our Competitive Strengths

SONDORS

Proven Capabilities

- Designing, developing and selling innovative e-mobility products in the U.S. & international markets at-scale since 2015.
- Proven ability to adapt quickly to evolving consumer tastes & lifestyles.
- Long standing relationships with contract manufacturers helps launch new products efficiently & cost effectively.

Design Innovation & Product Functionality

- Innovative designs that are simple, functional and elegant.
- Superior functionality and easy to maintain & service.

Knowledge & Experience in Manufacturing

- Our extensive know-how supports launch of new categories of e-mobility products.
- Well established supply chain network in China helps maintain lower production costs.
- Contract manufacturing approach supports rapid innovation, and ability to adapt quickly to design and process changes.
- As consumer preferences shift, can deliver e-mobility products to market on a timely basis.

Established Brand

- Long record of introducing innovative products that create a loyal brand following.
- Strong brand enables us to more easily expand our product offerings and reach a broader universe of consumer.

Strong Intellectual Property & Proprietary Rights

- We protect our proprietary technology in multiple ways:
  - Trademarks, service marks, patents, copyrights, domain names and trade secrets
  - License agreements, intellectual property assignment agreements and other contractual rights.

Sales Strategy

- Direct-to-consumer (DTC) model creates ecosystem that fosters customer loyalty.
- Selling select models through Costco.com and Costco stores nationwide elevates brand awareness efficiently.

Patents & IP

Historically, we have relied primarily on a combination of patent, trademark, copyright and trade secret laws, along with non-competition and confidentiality agreements, contractual provisions and manufacturing processes to establish and protect our intellectual property rights.

Patents

We have full and exclusive rights, title and interest in U.S. three design patents and one design patent application:

"Bike Battery Box" .... Patent No. D764411 issued August 23, 2016

"Folding Bike Frame" .... Patent No. D887,903 issued June 23, 2020

"Electric Motorcycle" ....Patent No. D950,422 issued May 3, 2022

"Electric Bike Frame"..............Patent Application No. 29/773,764 filed March 11, 2021

Trademarks

We have the rights, title and interest in several U.S. trademarks:

SONDORS®

SONDORS E-BIKE®

ROCKSTAR®

MADMODS®

METACYCLE®

XREEL®

DRONE DROPPER™



U.S. Design Patent No. D887,903: "**Folding Bike Frame**"


SONDORS

Financial Performance

- **Revenue Growth**
  - **FY2021** @ Dec. 31, 2021: up **37%** to **$16.5M**
  - **9M 2022** @ Sept. 30, 2022: up **49%** to **$16.8M**
  - **TTM** (Trailing 12-months) @ Sept 30, 2022: **$22.0M**
- **Gross Margin**
  - **FY2021:** 21.3%
  - **9M 2022:** 23.0%
- **Balance Sheet**
  - **Cash & equivalents:** $1.0M at Sept. 30, 2022 vs. $8.6M at Dec. 31, 2021.
  - **$19.9M in customer deposits** for our MetaCycle® representing ~**$64M in potential revenue** once pre-orders are paid in full (as of Sept. 30, 2022).
  - In Aug. 2022, Sept. 2022 and Jan. 2023, closed $5.8M bridge notes offerings to be paid down or converted upon IPO.
  - Other than the bridge notes, the only non-operating debt was a $150,000 SBA Loan (as of Sept. 30, 2022).
- **Multiple product categories:** e-bikes & MetaCycle.
- **Incremental growth** outside of North America & accessories.


Annual Revenues
USD Millions
$12.0M
$16.5M
Up
37%
Y/Y
$22.0M
FY2020
FY2021
TTM @ 9/30/22


9-Month Revenues
USD Millions
(Unaudited)
$11.2M
$16.8M
Up
49%
9M/9M
9M 2021
9M 2022

Summary Income Statement	Year Ended Dec. 31, 2020	Year Ended Dec. 31, 2021	Nine Months Ended Sept. 30, 2021	Nine Months Ended Sept. 30, 2022
Revenue				
Product revenue, net	**$ 11,999,000**	**$16,463,000**	**$ 11,238,000**	**$ 16,787,000**
Cost of product revenue, net	7,565,000	12,953,000	8,317,000	12,964,000
Gross profit	**4,434,000**	**3,510,000**	**2,921,000**	**3,823,000**
Operating Expenses				
Research & Development	613,000	439,000	235,000	197,000
Selling, General & Administrative	4,574,000	7,954,000	4,468,000	7,393,000
Total operating expenses	**5,187,000**	**8,393,000**	**4,703,000**	**7,590,000**
Loss from operations	(753,000)	(4,883,000)	(1,782,000)	(3,767,000)
Other Income	10,000	-	-	-
Change in FV of Derivative & Warrant Liabilities	-	-	-	(45,000)
Interest Expense	(2,000)	(9,000)	(2,000)	(413,000)
Net loss	$ (745,000)	$ (4,892,000)	$(1,784,000)	$(4,225,000)

Potential Future Products

We plan to leverage our premier position in the e-mobility industry by expanding into additional EV categories:

- **Design & engineering underway** at our California R&D facility.
- These potential new products will express our core tenets of industry-leading style & engineering, along with exceptional performance & affordability.
- To use universal parts and similar functionality that supports:
  - Consistent & familiar user experience across our brands.
  - **Economies-of-scale** for low-cost manufacturing, simpler inventory & better customer support.
- We believe this practical design approach enable us offer attractively priced, premium EVs, and readily expand our addressable market.
- New **SONDORS APP** under development to provide real-time, face-to-face video support and on-demand, at-home servicing.



Above, from left to right: a prototype of a larger version of the MetaCycle®; the MetaCycle®; a prototype of our electric dirt bike; a prototype of our electric ATV; and a prototype e-bike modeled after the MetaCycle®.




Global Dirt Bike Market
USD Billions
$1.7B
$2.6B
6.0%
CAGR
2021
2029

Fortune Business Insights, Feb 2022.
Both gas & electric powered dirt bikes.




Electric ATV Market
USD Billions
$0.8B
$4.7B
21.4%
CAGR
2021
2033

Research and Markets, June 2022.




Global e-Motorcycle Market
USD Billions
$20.9B
$51.0B
11.2%
CAGR
2021
2030

Research and Markets February 2022.

Please note: No assurances can be made that any of these potential future products will reach a point where they become commercially viable. The images on this page are artist renderings of potential future products.

Management Team



Storm Sondors
Founder & CEO

Highly-skilled authority in design and manufacturing, and creator of the award winning SONDORS Electric Bike.

Prior to founding SONDORS Premium Electric Bikes, was an accomplished toy business entrepreneur.

Designed products for **Mattel, Fisher-Price and McDonald's** before establishing own company specializing in radio-controlled cars, planes and helicopters. Sold through major retail: **Wal-Mart, K-mart and Target.**

In 2015, launched one of the most successful campaigns in crowd-funding history as first attractive yet affordable e-bike in a market dominated by over-priced options.

Many years working in China overseeing toy production helped establish knowledge and many strong relationships that have been instrumental to success of SONDORS.

Determined to inspire the world to convert to zero emission vehicles, strives to apply exceptional design to speed the adoption of electric technology in affordable transportation.



Jeremy Snyder
President & Chief Growth Officer

Sales & marketing professional who oversees the sales, marketing and customer service organization.

Previously led VinFast's North American go to market strategy, as well as much of the brand positioning and communications globally as chief growth officer.

10 years of senior leadership at TESLA: from pre-vehicles, through **Model 3** mass production.

Developed and executed **Tesla's** go-to-market strategy, defining the customer experience, building out the sales organization, and opening first template stores across North America.

Also served as **Tesla's head of global business development** within the sales and marketing organization.

On board of advisors at Avinew, an insure-tech firm, and MOEV, a smart EV charge infrastructure company.



Jeffrey R. Clayborne
Chief Financial Officer

Finance professional with a proven record of driving growth & profit for startups to Fortune 50 companies.

25 years' experience in all aspects of finance, accounting, sales & marketing, business & organizational development, M&A and capital formation.

Spearheaded NASDAQ uplists; equity & debt financings; acquisition/integration of two companies; and built-out finance & accounting teams.

Universal Music Group's Fontana Distribution division former VP and head of finance & business development.

Walt Disney International senior finance manager, overseeing financial planning & analysis for operations across 37 countries.

Began career as a CPA at McGladrey & Pullen (now **RSM US**) and **KPMG Peat Marwick**.

MBA, Univ. of Southern California with honors.



Derrick Hatami
VP of Sales

Sales & marketing professional, began automotive career as a management consultant at Accenture and J.D. Power and Associates.

Held several executive leadership positions at automotive OEMs, including EVP of sales, marketing and aftersales at **Volkswagen**, VP of sales at **Nissan** and VP of sales at **Hyundai**.

Served as strategic advisor to automotive marketing technology and professional services companies in areas of electrification and shared mobility.

Supported launch of a new automotive EV brand, **VinFast**, as chief sales officer.

B.A. Business Administration in finance and economics, Hawaii Pacific University.

MBA Corporate Strategy & Marketing, Sloan School of Management at MIT.

Management Team

Expected to Become Company Executives Upon IPO Closing



Lyndsay Skeegan
Senior Director of Sales, Service & Delivery Operations

Sales operations professional with nearly two decades' experience leading global inventory management and merchandise planning teams for vertically integrated luxury retailers, such as **Tesla, Coach, Saks Fifth Avenue, and Museum of Modern Art.**

Led global inventory fleet team at Tesla, responsible for allocating sales, service, and internal fleets. Created a virtual education program and helped develop internal fleet management system.

Earlier built merchandise planning and analytics function for a New York City retail start-up.

In 2008, launched Lyndsay Skeegan Designs, a jewelry line carried at boutique and museum stores along the East Coast.

B.A. cum laude, University of Florida. Served as a board member for University of Florida NY alumni association for five years.



Drew Wentzel
Controller

Finance professional with experience in the entertainment, technology, and manufacturing industries.

14 years' experience specializing in all areas of accounting, internal audit, SOX compliance, financial planning and analysis, M&A and process improvement.

Prior to SONDORS, spent six years at MRC, the former parent company of **Dick Clark Productions, Billboard, Hollywood Reporter**, and MRC Studios. For MRC, he oversaw the finance integration of the companies, as well a spin-off of two companies into a joint venture with Penske Media.

Earlier, for **Hulu** was responsible for all financial reporting and managing the implementation of Workday enterprise management system.

Started career at EY, specializing in internal audit and SOX compliance for Disney and Sony.

B.A, University of Pittsburgh.



Judith Shea
Senior Director of Finance

Finance professional with nearly 15 years of demonstrated success driving profit through effective team and resource management in the automotive and real estate industries.

Volkswagen (VW) Group of America's director of Financial Planning & Controlling for the North American Region. Under her leadership, the region achieved a turnaround and improved profit by more than $1 billion.

VW Bank of Greece Head of Finance, setting up the financial framework for VW Financial Services Hellas. Earlier, orchestrated the pricing strategy for the de-merger of VW Financial Services France into multiple entities.

Began career at **Metro Group,** where she served as a key member of the finance team that launched the joint venture, **MEC Metro ECE,** for the planning, management, and optimization of retail shopping centers.

Diplom-Volkswirtin (equivalent to M.S. in Economics) from Albert-Ludwigs-University in Germany, graduating valedictorian.

Independent Director Nominees

Expected to Become Company Directors Upon IPO Closing



Rande Gerber
Director

Co-founder & chairman of Casamigos Tequila.

Launched Casamigos, which quickly became one of the fastest-growing ultra-premium tequilas.

Casamigos received numerous awards and accolades from tequila experts, tastemakers and influencer and was **acquired by Diageo in 2017 for $1 billion**.

Considered a chief architect of the South Beach Miami nightlife scene; opened The Whiskey on Ocean Drive in 1991.

Noted for creating the "hotel bar" concept with The Whiskey Bars, including **Whiskey Blue, Whiskey Park, The Penthouse, Midnight Rose, Stone Rose,** and **SkyBar Los Angeles**.

Founded nightlife companies, **Midnight Oil** and **Gerber Group**, which established him as a pre-eminent hospitality entrepreneur.



Horace Hertz
Lead Director

Served as CFO of Premier BH, a skilled nursing next-generation assisted living company.

Earlier served as a partner for **Squar Milner** (now Baker Tilly US) and was responsible for the firm's technology industry group.

Served in senior executive corporate finance roles, including **CNS Response, Bankers Integration Group**, and **InfaCare Pharmaceutical.**

Former CFO of **Asepon**, leading manufacturer and provider of retail point-of-sale systems and service.

B.A. mathematics, summa cum laude, California State University, Northridge; M.A. Mathematics, University of California, Irvine.



Bill Jones
Director

Chairman and director of Alto Ingredients (Nasdaq: ALTO) since March 2005.

Co-founder of **Pacific Ethanol California**, one of Alto Ingredient's predecessors.

Served as Pacific's chairman until running for U.S. Senate in 2004.

California Secretary of State, 1995-2003.

Owner of Tri-J Land & Cattle, a diversified farming and cattle company in Fresno County, California.

B.A. Agribusiness and Plant Sciences, California State University, Fresno.

Key Takeaways

- **Design-focused electric mobility company.**
- Created new markets for **affordable, eye-catching, innovative** designs.
- Addressing high-growth, multi-billion-dollar global markets.
- **Strong revenue growth:**
  - **9M 2022** revenue up **49%** YoY to record **$16.8M**
  - **TTM** revenue @ Sept. 30, 2022 at record **$22.0M.**
- **10,000+ pre-orders** for revolutionary SONDORS MetaCycle® e-motorcycle, representing ~**$64M in potential revenue.**


ELEVEN
SONDORS

Contact Us

HEADQUARTERS

SONDORS Inc.
23823 Malibu Road, Suite 50 #129
Malibu, CA 90265
Tel +1 (323) 372-3000
www.sondors.com

MEDIA CONTACT

Lindsey Pascarella
SVP, Managing Director
Krupp:
Tel +1 (212) 886-6700
Pascarella@Kruppagency.com

INVESTOR CONTACT

Ron Both or Grant Stude
CMA Investor Relations
Tel +1 (949) 432-7556
SONDORS@cma.team


SONDORS
GO BEYOND
#GoSONDORS
MAXXIS